Exhibit 99.1

for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces fourth Quarter 2010 Earnings Results

Palo Alto, California – February 3, 2011 - Essex Property Trust, Inc. (NYSE:ESS) announces its fourth quarter 2010 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended December 31, 2010, totaled $43.0 million or $1.31 per diluted share compared to $35.8 million, or $1.16 per diluted share for the quarter ended December 31, 2009.  The Company’s FFO, excluding non-core items, totaled $42.0 million, or $1.28 per diluted share for the quarter ended December 31, 2010, which is an increase of 5.5% compared to $37.3 million or $1.21 per diluted share for the quarter ended December 31, 2009.  Net income available to common stockholders for the quarter ended December 31, 2010 totaled $4.8 million or $0.16 per diluted share compared to $6.8 million, or $0.24 per diluted share for the quarter ended December 31, 2009, respectively.

A reconciliation of FFO and FFO excluding non-core items can be found on page S-3 in the Company’s Supplemental Financial Information package.

Michael Schall, President and Chief Executive Officer of the Company stated, “In 2010, we invested $584 million in twelve apartment communities at a significant discount to replacement cost during a time that is proving to be the bottom of the real estate cycle.  True to Essex’s strategy, these properties are located in the coastal markets that we believe will experience the greatest benefit from recovering economic conditions.  Approximately $281 million of our 2010 investment activity focused on distressed ownership situations, with four communities representing luxury condominium projects that we will rent as apartments.  These transactions offer a unique ability to add value through participation in the recovery of both the for-sale and rental housing markets.”

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter and year ended December 31, 2010 compared to December 31, 2009:

	Q4 2010 compared to Q4 2009			YTD 2010 compared to YTD 2009
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	0.0%	-2.9%	1.6%	-2.0%	0.4%	-3.1%
Northern California	0.1%	-2.0%	1.2%	-3.7%	-1.1%	-5.0%
Seattle Metro	-2.5%	1.0%	-4.7%	-7.0%	-1.9%	-10.1%
Same-property average	-0.4%	-2.0%	0.5%	-3.3%	-0.5%	-4.8%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended December 31, 2010 compared to the quarter ended September 30, 2010:

	Q4 2010 compared to Q3 2010
	Revenues	Expenses	NOI
Southern California	0.4%	-2.3%	1.8%
Northern California	0.5%	-0.8%	1.3%
Seattle Metro	-0.3%	1.9%	-1.9%
Same-property average	0.3%	-1.1%	1.1%

Same-property financial occupancies for the quarters ended are as follows:

	12/31/10	9/30/10	12/31/09
Southern California	96.5%	96.5%	97.2%
Northern California	96.5%	97.2%	97.8%
Seattle Metro	95.8%	96.7%	97.6%
Same-property average	96.4%	96.7%	97.4%

acquisitions

The Company purchased twelve communities for approximately $584 million during 2010, including the following communities acquired in the fourth quarter:

-
Santee Court, a 165-unit community with 36,700 square feet of retail in downtown Los Angeles for $31.1 million in a multiple bid process.  The Company had purchased a promissory note secured by the property in the second quarter of 2010 at a discount to the outstanding principal balance.

-	Courtyard off Main, a 110-unit community with 7,500 square feet of retail located in Bellevue, Washington for $30.0 million.
-
Allegro (formerly known as Magnolia Nest), a 97-unit condominium development located in the Valley Village district of Los Angeles for $29.9 million that will be operated as an apartment community.  The community is currently 43% leased, and 26% occupied.

-	Corbella at Juanita Bay, a 169-unit community located in Kirkland, Washington for $23.4 million.
-
Anavia, a 250-unit condominium property that is being operated as an apartment community located in Anaheim, California for an undisclosed amount.  The community is currently 90% leased, and 86% occupied.

-
416 on Broadway, a 115-unit condominium property that will be operated as an apartment community with 8,000 square feet of retail located in Glendale, California for $43.0 million.  The community is currently 94% leased and 92% occupied.

Development

During the fourth quarter, Axis 2300, a 115-unit condominium community being operated as a rental property located in Irvine, California reached stabilization.  Leasing at Essex Skyline at MacArthur Place, a 349-unit condominium community being operated as a rental property, located in Santa Ana, California, continues to be robust.  The property is currently 76% leased and 70% occupied.

At Via (formerly known as Tasman Place), a 284-unit community located in Sunnyvale, California, framing has been completed at the property, drywall installation has begun, and the property is expected to be completed in January 2012, with initial occupancy commencing in the fourth quarter of 2011.

Initial occupancy commenced in February 2011 at Muse, a 152-unit community located in North Hollywood, California acquired in September 2010.  Stabilized operations are expected to occur in third quarter of 2011.

Liquidity and Balance Sheet

Common Stock

During the quarter, the Company issued 1.2 million shares of common stock at an average price of $112.45, for $134.8 million, net of fees and commissions, and for 2010 the Company issued 2.4 million shares of common stock at an average price of $108.39, for $251.4 million, net of fees and commissions.

Marketable Securities and Note Receivables

In October, the Company sold $34.9 million of marketable securities for a gain of $3.4 million.  During the first quarter of 2011, the Company sold an additional $26.7 million of marketable securities for a gain of $4.5 million.

In October 2010, the Company purchased an interest in mortgages secured by apartments for $23.0 million which is estimated to yield a 10.4% return over the expected 10-year duration of the loan portfolio.

In December, the Company purchased a mortgage note receivable at a discount to par value for $16.6 million secured by Reserve Lofts a 78-unit condominium community operated as a rental property.  Amounts outstanding under the terms of the note totaled $19.2 million.

Mortgage Notes Payable

In November, the Company entered into a 10-year $207.2 million term credit facility with Fannie Mae secured by seven communities at a fixed rate of 4.3%.  Communities may be substituted or released from the facility based on certain loan to value and debt service coverage ratios, as defined in the credit facility agreement.  The loans were funded in two installments totaling $104.5 million in November and $102.7 million in early December.  Existing loans totaling $99.0 million at an average fixed rate of approximately 6.9% were paid-off during this period.  In December, the Company entered into a 10-year, $16.7 million secured loan at a fixed rate of 5.3%.

During 2010, the Company settled $355 million in forward-starting swap contracts for $81.3 million which were applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the effective interest rate on these mortgage loans to 6.8%.   In the fourth quarter of 2010, the Company incurred $0.7 million in expense related to the ineffectiveness of certain forward-starting swap hedges.

Guidance

For the year ended December 31, 2011, the Company expects FFO per share to range from $5.35 - $5.65. Earnings per share (“EPS”) is estimated to range from $0.85 - $1.15 per diluted share.  The 2011 guidance is based on several assumptions regarding economic forecasts and property operating expectations which are outlined below.

U.S. Economic Assumptions
•	U.S. GDP growth of 2.5% to 3.0%.
•	U.S. job growth of 1.3%.

Essex Market Economic Assumptions
•	Market rent growth of 5.0%.
•	Job growth of 1.3%.

Same-Property Operations Assumptions for 2011 compared to actual 2010 results
•	An increase in same-property revenue of 3.5%.
•	An increase in same-property operating expenses of 2.0%
•	An increase in same-property NOI of 4.3%

Overall portfolio assumptions are based on the following projected changes in same-property operations, expressed as a percentage change compared to actual 2010 results:

Revenues
Southern California	2.0% to 3.0%
Northern California	4.0% to 5.0%
Seattle Metro	4.0% to 5.0%

2011 Investment Activity Assumptions
•	Acquisitions of $300 million to $500 million to be financed by dispositions, joint venture capital, cash and marketable securities as well as a combination of equity and debt.
•	Dispositions of up to $150 million.
•	Development costs of $150 million related to the construction of Via and initial construction of the Cadence Campus site.
•	$30 million in redevelopment costs.

The Company has provided additional assumptions used to calculate the midpoint of FFO guidance on page S-16 in the Company’s Supplemental Financial Information package.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results and 2010 guidance on Friday, February 4, 2011 at 11:00 a.m. PST (2:00 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the fourth quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 365354. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. The Company currently has ownership interests in 147 apartment communities (30,072 units), and has 436 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and nine months ended December 31, 2010 and 2009.

	Three Months Ended December 31,		Year Ended December 31,
Funds from Operations (In thousands)	2010	2009	2010	2009
Net income available to common stockholders	$4,778	$6,781	$33,764	$82,200
Adjustments:
Depreciation and amortization	36,326	30,349	129,711	118,522
Gains not included in FFO, net of disposition costs	-	(2,852)	-	(7,943)
Noncontrolling interest and co-investments	1,938	1,510	7,893	7,607
Funds from Operations	43,042	35,788	171,368	200,386

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2011 FFO per diluted share, 2011 EPS per share, 2011 economic, market and same-property operations assumptions, and 2011 investment activity assumptions, and statements and estimates set forth under the caption “Development” on page 2 of this press release regarding construction completion, initial occupancy and stabilized operations dates and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development and the information and numbers set forth in the column “Guidance 2011” under the caption “Assumption for midpoint of 2011 FFO Guidance” on page S-16 of the Company’s Supplemental Financial Information Package. The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2009.